UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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GCP APPLIED TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD VALUE L LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

KEVIN W. BROWN

JANET P. GIESSELMAN

CLAY H. KIEFABER

MARRAN H. OGILVIE

ANDREW M. ROSS

LINDA J. WELTY

ROBERT H. YANKER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

Item 1: On April 30, 2020, Starboard issued an Investor Presentation titled “Transforming GCP Applied Technologies,” a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2: On April 30, 2020, Starboard issued the following press release and delivered the following letter to the stockholders of the Company:

STARBOARD ISSUES DETAILED INVESTOR PRESENTATION ON TRANSFORMING GCP

Case for Urgent Change at GCP Includes:

Details on the Significant Operating, Financial, and Stock Price Underperformance;

GCP’s Troubling History of Missed Expectations;

Poor Compensation and Governance Practices; and

Troubling Board Interconnects

Outlines Plan to Reinvigorate Growth, Improve Margins, and Drive Shareholder Value

Issues Letter Urging Shareholders to Support a Better Path Forward for GCP by Voting FOR Starboard’s Slate of Experienced Nominees on Starboard’s WHITE Proxy Card TODAY

NEW YORK, NY – April 30, 2020 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of GCP Applied Technologies Inc. (“GCP” or the “Company”)(NYSE: GCP), with an ownership interest of approximately 9% of the Company’s outstanding shares, today announced that it has issued a detailed presentation titled “Transforming GCP Applied Technologies,” outlining Starboard’s views on GCP, the historical challenges that continue to plague the Company, opportunities to drive significant fundamental improvement through the implementation of a comprehensive turnaround plan, and details surrounding Starboard’s slate of highly-qualified and experienced director nominees for election at GCP’s upcoming 2020 Annual Meeting of Shareholders. Starboard also announced today that it has delivered an open letter to GCP shareholders highlighting certain key features of its detailed presentation.

Starboard’s presentation is available for viewing at the following link and the full text of the letter to shareholders is included below.

https://shareholdersforgcp.com/wp-content/uploads/2020/04/Starboard_Value_LP_GCP_Presentation_for-ISS_04.30.2020.pdf

A LETTER TO THE SHAREHOLDERS OF GCP Applied Technologies Inc.

April 30, 2020

Dear Fellow Shareholders,

We are writing to you today about your investment in GCP Applied Technologies Inc. (“GCP” or the “Company”). Starboard Value LP (together with its affiliates, “Starboard”) currently has a beneficial ownership interest of approximately 9% of the outstanding shares of GCP, making us one of the Company’s largest shareholders. Starboard has a history of driving operational, strategic, and financial turnarounds in companies for over 17 years.

We Are Excited About The Future of GCP

We, like you, believe that GCP is a great company with a bright future. GCP has a truly unique and differentiated portfolio of products and solutions that provide real value in the construction marketplace. While GCP has an incredible group of dedicated employees who are critical to the future success of the Company, GCP has suffered under the leadership of the current Board of Directors (the “Board”), which has overseen an extensive period of dismal operating, financial, and stock price performance, missed expectations and poor corporate governance and compensation practices.

We believe it is time for a fresh start for GCP, its employees, customers, partners, and shareholders. We stand for accountability, transparency, and disciplined operational, strategic, and financial focus. We firmly believe that with the right Board in place overseeing a new plan, GCP can be a best-in-class company in its industry and generate significant value for all shareholders. We are confident that you will find the slate of professionals we have nominated for election at GCP’s upcoming 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be incredibly well-qualified to serve as directors of GCP. Importantly, we will follow through on meeting commitments made to you, the owners of the Company.

There is a Better Path Forward for GCP Under the Leadership of an Enhanced Board

VOTE for Change on the WHITE Proxy Card TODAY

Today, we are sharing with our fellow shareholders a detailed investor presentation titled “Transforming GCP Applied Technologies,” outlining our views on GCP, the historical challenges that continue to plague the Company, opportunities to drive significant fundamental improvement through the implementation of a comprehensive turnaround plan, and details surrounding the slate of highly-qualified and experienced director nominees we have proposed for election at the Annual Meeting. Some highlights of our investor presentation include:

1.	GCP’s significant operating, financial, and stock price underperformance relative to its direct peers[1].
•	Underperformed its direct peers by 84% since its spin from W.R. Grace in 2016.
•	Operating margin at 10.0% - well below its direct peers at 13.4%.
•	Operating expense at 27.9% of revenue - well above its direct peers at 19.3%.[2]
•	Executed four restructuring efforts in three years with poor results.
•	Operating expenses on both an absolute and relative basis have remained stagnant despite incurring significant restructuring-related expenses.
2.	A long and troubling history of missed investor expectations.
•	Consistently missed revenue or earnings expectations 15 out of the last 16 quarters.
•	Consistently revised guidance downwards.
3.	Poor compensation and governance practices marked by conflicted directors who occupy all of the key leadership positions on the Board.
•	Leading proxy advisory firms, Institutional Shareholder Services Inc. and Glass, Lewis & Co., LLC, have previously highlighted that the Board has rewarded bottom quartile performance with top quartile pay.
•	The Board is laden with significant interconnections among directors that have created an insular boardroom environment that lacks true independence.
•	In particular, the three directors who serve in the Chairman role of all 4 standing committees of the Company, including the Chairman of the Board role, are all involved on the Board of MKS Instruments, where Elizabeth Mora and Gerald Colella have served together since 2014, and where they both identified Janice Henry as a nominee for election to the MKS board this year.
•	Janice Henry is a member of The Charles Stark Draper Laboratory, Inc. where Ms. Mora serves as Vice President for Finance and Administration, and Treasurer.
•	Ms. Henry and James Kirsch served together at Cleveland Cliffs, where they faced intense investor criticism.
•	New director nominee John McPherson was a direct report of current director, Danny Shepherd, at Vulcan Materials Company and has ties to the private equity owner of a key GCP competitor.
4.	A detailed plan outlining the opportunities that are available to leverage GCP’s best-in class assets to create significant value for shareholders.
•	Reaccelerate revenue growth – opportunities to match broader industry growth rates through focus, innovation, and improved execution.
•	Improve margins – opportunities for meaningful savings across SG&A and manufacturing.
•	Expand into new product adjacencies - ample whitespace for the Company to grow into highly complementary product categories and a healthy balance sheet to augment organic growth with selective M&A.
•	Reevaluate capital allocation strategy - focus on highest ROIC opportunities by reexamining R&D processes and promoting greater discipline among key decision makers.
•	Rebuild credibility with shareholders by delivering on commitments - improve forecasting abilities and better align management compensation with share price performance.
5.	The qualifications and credentials of our highly-qualified slate of director nominees - Kevin W. Brown, Peter A. Feld, Janet P. Giesselman, Clay H. Kiefaber, Marran H. Ogilvie, Andrew M. Ross, Linda J. Welty and Robert H. Yanker.
•	Have backgrounds spanning operations, finance, private equity, mergers and acquisitions, restructuring, strategic transformation, and public company governance as well as substantial experience in the chemical, construction, and broader industrial industries.
•	Collectively, have decades of experience as CEOs, senior executives, chairmen and directors of well-performing industrial companies.

1Direct peers are Carlisle Companies Incorporated (CSL), Sika AG (SIKA), and Compagnie de Saint-Gobain S.A. (SGO). Starboard’s selection of these direct peers reflects its assessment of what firms can reasonably be considered GCP’s peers in the construction chemicals and building products industries. See Starboard’s investor presentation for additional detail.

2Operating expense is not reported for the direct peers and as a result, Starboard uses parent company metrics. Operating expenses reflect the average of SIKA, SGO, and CSL.

We believe you will find our comprehensive presentation to be helpful in understanding the severity of the issues currently plaguing the Company and, importantly, the opportunities that are available to chart a new course for GCP and drive improved results going forward. Of course it would be our expectation, if our nominees are elected, to work constructively with the management team to understand these topics further, verify the opportunities set forth in the presentation and provide thoughtful, data-driven, objective and independent decision making.

We Are Proposing Highly Successful and Proven Operators to the Board of GCP

We have assembled a best in class group of highly successful individuals that we believe have the right mix of skills to provide the proper oversight of GCP and to help GCP achieve far greater success.

If you review the backgrounds and qualifications of our nominees and compare them to the incumbent Board3, we believe you will agree that our slate is much more qualified to oversee GCP and help reverse the prolonged underperformance that has occurred under the oversight of the current Board. Importantly, our nominees have the independence and objectivity required to make important decisions for the Company going forward and to instill accountability in the boardroom. Collectively, they have the expertise and experience that we believe is required to oversee a much-needed turnaround at GCP to help transform the Company into a true industry leader and finally deliver significant value for shareholders.

Please VOTE the WHITE proxy card TODAY

We are ready, willing, and able to drive the necessary improvements to succeed at GCP. Our interests are directly aligned with yours, and we ask for your support in creating a fresh start to the GCP Board so that, together, we can finally realize the true value of this great Company.

Please support our efforts to revitalize GCP by voting on the WHITE proxy card to elect our slate of highly qualified nominees.

If you have any questions or need further assistance with voting your GCP shares, please contact Okapi Partners LLC at +1 (888) 785-6673 (Toll-Free) or by e-mail at info@okapipartners.com.

Our detailed presentation and other important information and materials regarding the Annual Meeting can be viewed at www.shareholdersforGCP.com.

Thank you for your support.

Best Regards,

/s/ Peter A. Feld

Peter A. Feld

Managing Member

Starboard Value LP

3Other than Mr. Kiefaber and Ms. Ogilvie, who are current directors of GCP and are serving on Starboard’s slate of nominees (Mr. Kiefaber has also been nominated by the Company for election at the Annual Meeting).

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720

(888) 785-6673 (Toll-Free)